UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
—–—–—–—–—
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Ategrity Specialty Insurance Company Holdings
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Ategrity Specialty Insurance Company Holdings
9 West 57th Street, 33rd Floor
New York, New York 10019

April 30, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Ategrity Specialty Insurance Company Holdings, which will be held on Tuesday, June 9, 2026 at 11:00 a.m., Eastern Time, in a virtual format at www.virtualshareholdermeeting.com/ASIC2026
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting, including the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Your vote is important. Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy. You may revoke your proxy at any time before it is voted at the Annual Meeting.
Thank you for your continued support of Ategrity.
Sincerely,
Justin Cohen
Chief Executive Officer

Ategrity Specialty Insurance Company Holdings
9 West 57th Street, 33rd Floor
New York, New York 10019
____________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 9, 2026
____________________________________
The 2026 Annual Meeting of Stockholders of Ategrity Specialty Insurance Company Holdings (the “Annual Meeting”) will be held on Tuesday, June 9, 2026, at 11:00 a.m., Eastern Time, in a virtual format at www.virtualshareholdermeeting.com/ASIC2026, for the following purposes:
•To elect seven directors to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
•To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on April 16, 2026 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
By Order of the Board of Directors,
/s/ Eric Crespolini
Eric Crespolini
General Counsel
April 30, 2026
New York, New York
3

i

Ategrity Specialty Insurance Company Holdings
9 West 57th Street, 33rd Floor
New York, New York 10019
____________________________________
PROXY STATEMENT
____________________________________
INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
The Annual Meeting will be held on Tuesday, June 9, 2026 at 11:00 a.m., Eastern Time, in a virtual format at www.virtualshareholdermeeting.com/ASIC2026.
Why you received this proxy statement. You are viewing or have received these proxy materials because the Board of Directors (the “Board”) of Ategrity Specialty Insurance Company Holdings, a Nevada corporation (the “Company”, “Ategrity”, “we”, “us”, or “our”) is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.
Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, the Company is making this proxy statement and its Annual Report for the fiscal year ended December 31, 2025 (the “2025 Annual Report”) available to its stockholders electronically via the Internet, at www.proxyvote.com.
On or about April 30, 2026, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2025 Annual Report and vote online. If you received the Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2025 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. (“Broadridge”) at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one set of proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

What Are You Being Asked to Vote On?
•The election of seven directors to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified; and
•The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
We will also transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting. We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Who Can Vote?
Only stockholders of record at the close of business on April 16, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of April 16, 2026 there were 48,066,674 shares of our common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter properly presented at the Annual Meeting.
What Is the Difference Between Being a “Record Holder” and Holding Shares in “Street Name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.
Am I Entitled to Vote if My Shares Are Held in “Street Name”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions.
How do I Attend and Vote?
Attending and Voting at the Meeting
The Annual Meeting will be conducted exclusively online. To attend, vote, submit questions and examine the stockholder list during the Annual Meeting, visit www.virtualshareholdermeeting.com/ASIC2026 and enter the control number included on your proxy card, voting instruction form or Notice of Annual Meeting materials.
The meeting webcast will begin promptly at 11:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If your shares are held in street name and you did not receive a 16-digit control number, you may gain access to and vote at the Annual Meeting by logging in to your bank or brokerage firm’s website and selecting the stockholder communications mailbox to access the meeting. The control number will automatically populate. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date.
Voting Prior to the Meeting
If you are a stockholder of record, you may also vote before the Annual Meeting. There are three ways to vote by proxy:

•by Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•by Telephone - You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or
•by Mail—You can vote by mail by signing, dating, and mailing the proxy card, which you may have received by mail.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 8, 2026.
If your shares are held in street name, your broker, bank or other nominee will provide voting instructions that you must follow in order to have your shares voted before the meeting.
Even if you plan to attend the Annual Meeting online, we encourage you to vote your shares in advance.
What if During the Check-In Time or During the Annual Meeting I Have Technical Difficulties or Trouble Accessing the Virtual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log-in page.
How can I revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to our Secretary, Ategrity Specialty Insurance Company Holdings, at 9 West 57th Street, 33rd Floor, New York, New York 10019 by submitting a later-dated proxy, or by attending the Annual Meeting and voting during the meeting. If your shares are held in street name, you must follow the instructions of your broker, bank or other nominee.
What if I Do Not Specify How My Shares Are to Be Voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated with the description of each proposal in this proxy statement.
What Constitutes a Quorum?
The presence, by virtual attendance or by proxy, of the holders of at least a majority of the voting power of the Corporation’s capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on any matter), are necessary to constitute a quorum for the transaction of business at the Annual Meeting.
What if a Quorum Is Not Present at the Annual Meeting?
If a quorum is not represented, a majority of the voting power represented or the person presiding at the meeting may adjourn the meeting from time to time until a quorum is represented. At any such adjourned meeting at which a quorum is represented, any business may be transacted which might otherwise have been transacted at the adjourned meeting as originally called. When a meeting of stockholders is adjourned to another time or place hereunder, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, the Board must fix a new record date if the Annual Meeting is adjourned to a date more than 60 days later than the meeting date set for the original meeting, and if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date

How Many Votes Are Required for the Approval of the Proposals to Be Voted Upon and How Will Votes Withheld, Abstentions and Broker Non-Votes Be Treated?

Proposal	Required Vote for Election/Approval	Effect of Broker Non-Votes	Effect of Abstentions / Withholds
1. Election of Directors	Plurality of the votes cast	No effect	Withhold votes have no effect
2. Ratification of Ernst & Young LLP	The number of votes cast in favor of the action must exceed the number of votes cast in opposition to the action	We do not expect any broker non-votes on this proposal.	Abstentions have no effect
What Are Votes Withheld and Abstentions and How Do They Count for Determining a Quorum?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum.
What Are Broker Non-Votes and Do They Count for Determining a Quorum?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, the proposal regarding the election of directors is a non-routine matter and, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on such matters. Broker non-votes count for purposes of determining whether a quorum is present.
How Can I Find Out the Results of Voting at the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS
Under our Articles of Incorporation, the Board will become classified into three classes only upon the occurrence of the “Trigger Date,” which is defined as the date on which Zimmer Financial Services Group LLC (“ZFSG”) and its affiliates collectively cease to beneficially own more than 50% of the outstanding voting power of our capital stock. The Trigger Date has not occurred.
Accordingly, our directors currently serve as a single class, and all seven director nominees named below are standing for reelection at the Annual Meeting to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal.
Unless otherwise instructed, the persons named in the enclosed proxy will vote FOR the election of each of the seven nominees named below. If any nominee becomes unable to serve, or for good cause will not serve, the persons named in the proxy may vote for a substitute nominee designated by the Board, or the Board may reduce its size.The Board has no reason to believe that the nominees named below will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Nominee	Age	Position
Justin Cohen	51	Chief Executive Officer and Director
Stuart J. Zimmer	57	Chair of the Board
Tom Hulst	60	Director
William Mercer	56	Director
Robert C. Merton, Ph.D.	81	Director
Mitchell Pressman	61	Director
John (Jack) L. Sennott, Jr.	60	Director

Justin Cohen
Justin Cohen has served as our Chief Executive Officer since January 2023 and has served as a member of our Board since December 2021. Before that, he served as our Deputy Chief Executive Officer beginning in December 2021. Mr. Cohen began his career at Donaldson, Lufkin & Jenrette as an investment banker focused on the insurance industry. He later worked at Capital Z Partners and Eton Park Capital Management, where he founded and operated Epoch Re, and then founded Roundfield Financial, an investment management firm dedicated to the insurance and financial services sectors. Mr. Cohen has also served as Head of Financials at Zimmer Partners, LP since 2020 and has served on the boards of managers of various operating subsidiaries of ZFSG. He graduated summa cum laude from the University of Pennsylvania’s Management & Technology program, earning dual degrees in Insurance & Risk Management and Finance from The Wharton School and in Computer Science & Engineering. We believe Mr. Cohen is qualified to serve on our Board because of his more than 25 years of experience in the insurance and financial services sectors.
Stuart J. Zimmer
Stuart J. Zimmer serves as Chair of our Board and has served as one of our directors since our founding in 2018. Mr. Zimmer has more than 30 years of experience in the asset management industry. He is the Chief Executive Officer of ZFSG and the Portfolio Manager and Chief Executive Officer of Zimmer Partners, LP, (the “Investment Manager”), ZFSG’s asset management subsidiary. In addition to Ategrity, ZFSG’s insurance interests previously included Carrick Specialty Holdings LLC, which it sold in 2023. Mr. Zimmer has managed funds dedicated to utility strategies since 1993 and launched the Investment Manager in 1997. Mr. Zimmer began his career at Steinhardt Partners as a research analyst with a focus on energy investments. He graduated Phi Beta Kappa from Harvard College with Honors in Mathematics. We believe Mr. Zimmer is qualified to serve on our Board because of his extensive asset management and insurance experience.
Tom Hulst
Tom Hulst has served as one of our directors since 2018. Mr. Hulst is currently the Executive Chairman of Global Atlantic Re, a subsidiary of Global Atlantic Financial Group. From 2020 to 2026, he was the Chairman and Chief Executive Officer

of the Ivy group of companies, a co-investment vehicle for Global Atlantic Financial Group focused on closed block life and pension risk transfer reinsurance. He is also the President and Founder of ReThink, a Bermuda-based consulting firm, and a non-executive director for several insurers. From 2005 to 2015, Mr. Hulst was part of the founding management team of Ariel Reinsurance Company, serving as Chief Executive Officer from 2008 to 2015. Prior to Ariel Re, he held progressively senior roles within the General Re Group from 1990 to 2005. Mr. Hulst holds a B.A. from the University of Michigan and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe Mr. Hulst is qualified to serve on our Board because of his substantial insurance and reinsurance experience.
William Mercer
William Mercer has served as a member of our Board since June 2025. Mr. Mercer has served as Managing Director at Stout Risius Ross, LLC since November 2024, following the sale of DebtX Analytics, Inc., where he served as Chief Executive Officer from December 2022 to November 2024. From May 2007 to December 2022, he served in multiple capacities at The Debt Exchange, Inc., including Managing Director, Trading, and Executive Vice President, Valuation and Analytics. He also previously held positions at Sun Life Assurance Company of Canada, John Hancock Life Insurance Company (U.S.A.) and PaineWebber & Co. Mr. Mercer graduated from Harvard University and is a CFA Charterholder. We believe Mr. Mercer is qualified to serve on our Board because of his extensive experience in valuation, analytics and financial services.
Robert C. Merton, Ph.D.
Robert C. Merton, Ph.D. has served as a member of our Board since June 2025. Since 2010, Dr. Merton has served as the School of Management Distinguished Professor of Finance at MIT Sloan School of Management and as the John and Natty McArthur University Professor Emeritus at Harvard University. He has also served as a resident scientist at Dimensional Holdings, Inc., since 2010, where he created Target Retirement Solution, a global integrated retirement-funding solution system. Dr. Merton received the Alfred Nobel Memorial Prize in Economic Sciences in 1997 for a new method to determine the value of derivatives and has received numerous other distinctions in economics and finance. He received degrees from Columbia University, the California Institute of Technology and MIT. We believe Dr. Merton is qualified to serve on our Board because of his extensive leadership experience in finance and academia.
Mitchell Pressman
Mitchell Pressman has served as a member of our Board since June 2025. Mr. Pressman currently serves as Chief Financial Officer of Study Navigator LLC and DeckHub LLC. From 2013 to 2025, he served as Chief Financial Officer of Zimmer Partners, LP, and, from 2018 to 2025, he served as Chief Financial Officer of Zimmer Financial Services Group LLC. Previously, he served as Chief Financial Officer and a Partner at Ivory Investment Management, L.P., and as Chief Financial Officer of Triage Management, LP. Earlier in his career, he held financial roles at GPU Inc. and worked as a financial consultant and auditor with Arthur Andersen LLP and PricewaterhouseCoopers. Mr. Pressman graduated magna cum laude from the University of Miami and received a master’s degree in accounting from the University of Texas at Austin. We believe Mr. Pressman is qualified to serve on our Board because of his broad experience in investment management and financial operations.
John (Jack) L. Sennott, Jr.
John (Jack) L. Sennott, Jr. has served as a member of our Board since June 2025. Mr. Sennott currently serves on the board of directors of ALPS Corporation. From July 2019 to September 2022, he served as Chairman, Chief Executive Officer and President of CapSpecialty, Inc. Before joining CapSpecialty, he served as Senior Vice President and Chief Financial Officer of Alleghany Corporation from 2013 to 2022 and as Executive Vice President and Chief Corporate Strategy Officer of Allied World Assurance Company Holdings, Ltd from 2008 to 2012. He also serves on the boards of Hartford Stage and the Simsbury Meadows Performing Arts Center. Mr. Sennott graduated from the University of Massachusetts, Amherst with a B.B.A. in Accounting. We believe Mr. Sennott is qualified to serve on our Board because of his extensive insurance and public-company leadership experience.
Nomination Arrangements
In connection with our initial public offering in June 2025, we entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) by and between the Company, Zimmer Financial Services Group LLC (“ZFSG”), Zimmer Management Services LLC and certain other initial stockholders. Under the Stockholders’ Agreement, for so long as ZFSG and its affiliates hold specified ownership thresholds of our outstanding common stock, the Company must include in the Board’s slate of nominees the number of director designees specified in the agreement. For more information, see “Certain Relationships and Related Person Transactions—Controlling Stockholder and Stockholders’ Agreement.” All of our current directors were nominated by ZFSG.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership and Structure
The Board is responsible for the oversight of management of the Company. The roles of Chair of the Board and Chief Executive Officer are currently separated. Stuart J. Zimmer serves as Chair of the Board and Justin Cohen serves as Chief Executive Officer.
The Board believes that this leadership structure is appropriate for the Company at this time because it allows our Chief Executive Officer to focus on the day-to-day management of the business while the Chair facilitates the Board’s oversight of strategy, governance and risk.
Controlled Company Status and Director Independence
ZFSG and its affiliates continue to beneficially own more than 50% of the voting power of our common stock. As a result, we are a “controlled company” under the listing standards of the New York Stock Exchange (the “NYSE”) and rely on exemptions from certain NYSE corporate governance requirements.
Because we are a controlled company, we are not required to have a majority of independent directors on our Board or to maintain compensation and nominating or corporate governance committees composed entirely of independent directors. We do, however, comply with the independence requirements applicable to our Audit Committee.
The Company does not have a standing compensation committee. The Board believes that it is appropriate not to have a standing compensation committee at this time due to our controlled company status. In addition, the current size and scope of our executive team does not necessitate a separate standing committee dedicated solely to compensation matters. The Board periodically reassesses its committee structure to ensure it remains appropriate for the Company’s needs.
The full Board participates in the consideration of director and executive officer compensation. These directors review and approve compensation arrangements for our executive officers and make recommendations regarding director compensation. Directors who are also executive officers recuse themselves from approvals regarding their own compensation
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Tom Hulst, William Mercer, Robert C. Merton, Ph.D., and John (Jack) L. Sennott, Jr. qualify as independent directors under the applicable NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.
Director Nominations Process
Because we are a controlled company, we are not required to have a nominating and corporate governance committee. The Board is responsible for identifying and evaluating director candidates. In identifying and evaluating director candidates, the Board considers each candidate’s personal and professional integrity, strong ethics and values and the ability to make mature business judgments, and such other factors as included in the Company’s Corporate Governance Guidelines and that the Board deems appropriate given the current needs of the Board and the Company.
Stockholders may recommend individuals to the Board for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Secretary, Ategrity Specialty Insurance Company Holdings, 9 West 57th Street, 33rd Floor, New York, New York 10019. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Meetings and Attendance

Director Attendance at Annual Meetings of Stockholders
We do not have a formal policy regarding the attendance of members of our Board at our annual meetings of stockholders, but we expect all directors to attend. The Annual Meeting will be our first annual meeting of stockholders since our initial public offering.
Director Attendance at Board and Committee Meetings
Under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the non-management directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference or videoconference in the case of an in-person meeting.
During fiscal 2025, the Board held four meetings and the Audit Committee held five meetings. Each director then serving attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served during the period of his service in 2025.
Executive Sessions
The non-management members of the Board meet in regularly scheduled executive sessions. Stuart J. Zimmer presides over these executive sessions.
Audit Committee
Our Board currently maintains one standing committee: the Audit Committee. The Audit Committee consists of Tom Hulst, who serves as Chair, Robert C. Merton, Ph.D., William Mercer and John (Jack) L. Sennott, Jr. The Board has determined that Mr. Sennott qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.
All members of our Audit Committee meet the requirements for financial literacy under the applicable NYSE listing standards.
The Audit Committee assists the Board in its oversight of:
•the integrity of our financial statements;
•the qualifications, independence and performance of our independent registered public accounting firm;
•our internal accounting and financial controls;
•our policies with respect to risk assessment and risk management; and
•the review and approval of related person transactions.
Risk Oversight
Our Board oversees the Company’s enterprise risk management framework. Management is responsible for identifying and managing the risks facing the Company, including strategic, underwriting, operational, financial, investment, technology, cybersecurity and regulatory risks. The Board receives reports from management on these and other significant risks, and the Audit Committee receives additional reports regarding financial reporting controls, compliance and related-person transactions. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Code of Conduct
We maintain a Code of Business Conduct and Ethics applicable to our directors, officers and employees. The Code of Business Conduct and Ethics is designed to promote honest and ethical conduct, full and fair disclosure, compliance with applicable laws and regulations, and prompt internal reporting of violations. We intend to disclose on our website any amendments to, or waivers from, any provision of the code that are required to be disclosed under applicable SEC or NYSE rules.
Insider Trading, Hedging and Pledging Policy
The Board has adopted an Insider Trading Compliance Policy that governs the purchase, sale and/or other disposition of the Company’s securities by directors, officers and other employees of the Company. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to the Company. It is also our policy to comply with applicable insider trading laws and regulations with respect to transactions in our own securities. A copy of our Insider Trading Compliance Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Hedging and Pledging Policies
Our Insider Trading Compliance Policy generally prohibits our directors, officers, employees and other covered persons from hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities, except as permitted by the Audit Committee. In addition, our Insider Trading Compliance Policy prohibits persons subject to the policy from purchasing the Company’s securities on margin or pledging the Company’s securities as collateral to secure loans, except as permitted by the Audit Committee.
Clawback Policy
The Company has adopted a Policy for Recovery of Erroneously Awarded Compensation, effective as of the date our common stock was first listed on the NYSE. The policy applies to current and former officers and provides for the recovery of incentive-based compensation in the event the Company is required to prepare an accounting restatement, in accordance with applicable law and NYSE listing standards.
Policies and Practices Related to the Grant of Certain Equity Awards
The Board does not take material nonpublic information into account when determining the timing or terms of any equity awards, including options, nor does the Company time the public disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company does not currently have a formal policy regarding the timing of equity award grants. Historically, the Board has granted equity awards, if any, on an ad hoc basis to directors or newly appointed officers, and may also approve awards in connection with new hires or promotions and for retention purposes.
Only the Board may approve stock option grants to executive officers. Any such awards are generally approved at a meeting of the Board or by unanimous written consent. The exercise price of any newly granted stock option would be the closing price of the Company’s common stock on the date of grant.
During the last completed fiscal year, the Company did not grant any stock options or similar option-like instruments to its named executive officers during the period beginning four business days before and ending one business day after the filing of any Form 10-K, Form 10-Q, or Form 8-K that contained material nonpublic information (as defined in Item 402(x) of Regulation S-K). Accordingly, no additional tabular disclosure under Item 402(x)(2)(ii) of Regulation S-K is required.
Corporate Governance Documents
Our Corporate Governance Guidelines, Audit Committee Charter and Code of Business Conduct and Ethics, and other corporate governance materials are available on the Investor Relations section of our website at https://investors.ategrity.com. You may also obtain a copy of these documents free of charge by writing to: Secretary, Ategrity Specialty Insurance Company Holdings, 9 West 57th Street, 33rd Floor, New York, New York 10019.

Communications with the Board
Stockholders and other interested parties who wish to communicate with the Board or with an individual director may send communications to: Board of Directors, c/o Secretary, Ategrity Specialty Insurance Company Holdings, 9 West 57th Street, 33rd Floor, New York, New York 10019.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and the Board is asking stockholders to ratify that appointment.
Ernst & Young LLP has served as our independent registered public accounting firm since 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
In the event that the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee may reconsider its selection. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

Independent Registered Public Accounting Firm Fees

Fee Category	2025	2024
Audit Fees	$2,801,000	$2,272,000
Audit-Related Fees	—	—
Tax Fees	—	109,125
All Other Fees	—	—
Total	$2,801,000	$2,381,125
Audit Fees include fees for the audit of our annual financial statements, reviews of interim financial statements, statutory audits of subsidiaries, services rendered in connection with registration statements and comfort letters, other services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings, and related out-of-pocket expenses billed in connection with the audit.
Tax Fees in 2024 consisted of fees for tax compliance services. No Tax Fees were billed in 2025.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy, or the Pre-Approval Policy, that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Ernst & Young LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee, or specific pre-approval, or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy, or general pre-approval. Unless a type of service to be provided by Ernst & Young LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the Committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s and the PCAOB’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. All of the services relating to the fees described in the table above were pre-approved by our Audit Committee in accordance with our Audit Committee’s pre-approval policies and procedures.
AUDIT COMMITTEE REPORT
The Audit Committee has reviewed Ategrity Specialty Insurance Company Holdings’ audited financial statements for the fiscal year ended December 31, 2025, and has discussed these financial statements with management and Ategrity Specialty Insurance Company Holdings’ independent registered public accounting firm. The Audit Committee has also received from, and discussed with, Ategrity Specialty Insurance Company Holdings’ independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Ategrity Specialty Insurance Company Holdings’ independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and Ategrity Specialty Insurance Company Holdings, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Ategrity Specialty Insurance Company Holdings. Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ategrity Specialty Insurance Company Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Audit Committee
Tom Hulst, Chair
Robert C. Merton, Ph.D.
William Mercer
John (Jack) L. Sennott, Jr.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of April 16, 2026, by (i) each person known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all current directors and executive officers as a group. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the record date, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Applicable percentage ownership is based on 48,066,674 shares of common stock as of the record date.
Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Unless otherwise indicated, the address of all listed stockholders is 9 West 57th Street, 33rd Floor, New York, New York 10019.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Stuart J. Zimmer (1)	40,220,522	83.7%
Justin Cohen	5,200	*
Chris Schenk (2)	220,691	*
Neelam Patel (3)	38,757	*
Mitchell Pressman	96,287	*
Tom Hulst (4)	42,204	*
Robert C. Merton, Ph.D. (5)	48,038	*
William Mercer (6)	8,280	*
John (Jack) L. Sennott, Jr. (7)	30,380	*
All current directors and executive officers as a group (9 persons)	40,710,359	84.7%
* Less than 1%.
_______________________________
(1) Consists of (i) 38,512,440 shares of common stock held of record by ZFSG, for which Mr. Zimmer acts as sole managing member, (ii) 253,330 shares of common stock held of record by certain trusts and estate planning vehicles of Mr. Zimmer that Mr. Zimmer may be deemed to beneficially own, and (iii) 1,454,752 shares of common stock issuable upon exercise of warrants held of record by ZFSG, for which Mr. Zimmer acts as sole managing member, that are currently exercisable or will become exercisable within 60 days of the record date.
(2) Consists of 220,691 shares of common stock underlying options held by Mr. Schenk that are currently exercisable or will become exercisable within 60 days of the record date.
(3) Consists of 20,000 shares of common stock held of record by Ms. Patel and 18,757 shares of common stock underlying options held by Ms. Patel that are currently exercisable or will become exercisable within 60 days of the record date.
(4) Consists of 37,515 shares of common stock held of record by Mr. Hulst and 4,689 shares of common stock underlying options held by Mr. Hulst that are currently exercisable or will become exercisable within 60 days of the record date.
(5) Consists of 47,058 shares of common stock held of record by Dr. Merton and 980 unvested restricted stock units held by Dr. Merton that will vest within 60 days of the record date.
(6) Consists of 7,300 shares of common stock held of record by Mr. Mercer and 980 unvested restricted stock units held by Mr. Mercer that will vest within 60 days of the record date.
(7) Consists of 29,400 shares of common stock held of record by Mr. Sennott and 980 unvested restricted stock units held by Mr. Sennott that will vest within 60 days of the record date.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of such reports furnished to us and written representations from the reporting persons, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such reporting persons with respect to the fiscal year ended December 31, 2025, except for one late Form 4 filing for Neelam Patel reporting one transaction.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025, with respect to outstanding equity awards and shares available for future issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders (1)	4,254,158	(2)	$12.01	(3)	259,469	(4)
Equity compensation plans not approved by stockholders	-		—		-
Total	4,254,158		$12.01		259,469
_____________
(1)Consists of the Ategrity Specialty Holdings LLC Equity Incentive Plan (the “2019 Equity Plan”) and the Ategrity Specialty Insurance Company Holdings 2025 Incentive Award Plan (the “2025 Plan”).
(2)Includes 4,245,335 outstanding options to purchase stock under the 2019 Equity Plan, and 8,823 outstanding restricted stock units under the 2025 Plan.
(3)Reflects the weighted average exercise price of outstanding stock options under the 2019 Equity Plan. Restricted stock units do not have an exercise price and are therefore excluded from the weighted-average exercise price in column (b).
(4)Reflects the shares remaining available for future issuance under the 2025 Plan. No additional awards may be granted under the 2019 Equity Plan after the effectiveness of the 2025 Plan; outstanding awards under the 2019 Equity Plan remain subject to their existing terms.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Biographical information regarding Justin Cohen appears above under Proposal 1 - Election of Directors.
Chris Schenk - President and Chief Underwriting Officer
Chris Schenk has served as our President since September 2024 and as our Chief Underwriting Officer since December 2021. Before joining Ategrity in 2021, he worked at Munich Re Specialty Insurance from 2019 to 2021, where he was Head of Data and Analytics and led a team supporting the launch of Munich Re’s E&S insurance division. Before that, he served as Head of Pricing, Strategy, and Underwriting Analytics at Hiscox Insurance. Mr. Schenk transitioned to the insurance sector after an earlier career in politics and public policy and holds a Master’s degree in Finance and Economics from New York University.
Neelam Patel - Chief Financial Officer
Neelam Patel has served as our Chief Financial Officer since September 2024. Before joining Ategrity, she served as Chief Financial Officer of Berkley One, a W.R. Berkley company from 2019 to 2024, and previously held various finance leadership positions over an 18-year career at Chubb Ltd. Ms. Patel holds a Bachelor of Commerce in Accounting from Gujarat University and is a Certified Public Accountant (inactive status) in the State of Delaware.
EXECUTIVE AND DIRECTOR COMPENSATION
As an emerging growth company, we are permitted to provide scaled executive compensation disclosure and have elected to do so. We are not required to include a Compensation Discussion and Analysis section.
For 2025, our named executive officers were Justin Cohen, Chief Executive Officer, Chris Schenk, President and Chief Underwriting Officer, and Neelam Patel, Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)	All Other Compensa-tion ($) (2)		Total ($)
Justin Cohen Chief Executive Officer	2025	$69,521	$300,000		$—	$—		$369,521
Justin Cohen Chief Executive Officer	2024	$64,904	$—		$3,400,408	$—		$3,465,312
Chris Schenk President and Chief Underwriting Officer	2025	$542,654	$1,000,000	(1) (3)	$—	$17,500		$1,560,154
Chris Schenk President and Chief Underwriting Officer	2024	$470,000	$282,000		$266,250	$17,250		$1,035,500
Neelam Patel Chief Financial Officer	2025	$410,769	$550,000	(1) (4)	$—	$46,829	(5)	$1,007,598
Neelam Patel Chief Financial Officer	2024	$107,692	$575,000		200,000	$—		$882,692
__________________________
(1)Amounts shown represent each named executive officer’s annual bonus earned with respect to fiscal year 2025. Refer to “– 2025 Annual Bonuses” below for additional information regarding the Company’s annual bonuses.
(2)Amounts shown represent matching contributions under the Company’s 401(k) retirement plan.
(3)Amount shown consists of a discretionary bonus of $550,000 with respect to the 2025 fiscal year and a one-time special bonus in an amount equal to $450,000.
(4)Amount shown consists of (a) a discretionary bonus of $500,000 with respect to the 2025 fiscal year, (b) a one-time special bonus in an amount equal to $50,000.
(5)Amount shown includes $29,329 for Company-provided car service between the executive’s residence and Company offices, reflecting the aggregate incremental cost of such services.
Narrative Disclosure to Summary Compensation Table
2025 Annual base salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation and, except with respect to Mr. Cohen, was set at a level reflecting the executive’s skill set, experience, role, and responsibilities. The 2025 annual base salaries for our named executive officers were as follows:

Name	2025 Annual base salary ($)
Justin Cohen	$70,000	(1)
Chris Schenk	$550,000	(2)
Neelam Patel	$400,000
(1)Mr. Cohen’s employment agreement, effective as of June 10, 2025, provides for an annual base salary of $70,000 during the first twelve months following the effective date of the agreement, increasing to $200,000 beginning on the first anniversary of the effective date.
(2)Mr. Schenk’s employment agreement, effective as of April 1, 2025, provides for an annual base salary of $550,000 per annum.
2025 Annual bonuses
For the fiscal year ended December 31, 2025, our named executive officers were eligible for a discretionary annual cash bonus, as determined by the Board. Mr. Schenk’s target bonus opportunity was equal to 100% of his annual base salary and Ms. Patel’s target bonus opportunity was equal to $500,000.
Equity compensation
We generally offer stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Our stock options generally allow employees to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant, as determined by the board of directors.
In connection with our initial public offering, we adopted, and our stockholders approved, the 2025 Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain the services of these individuals. Prior to our initial public offering, we granted equity awards under our 2019 Equity Plan; we ceased making grants under the 2019 Equity Plan upon the effective date of our 2025 Plan, but the 2019 Equity Plan continues to govern the terms and conditions of the outstanding awards granted under it.
We did not grant any equity-based incentive awards to our named executive officers in 2025.
Employee and retirement benefits
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match 100% of contributions made by participants in the 401(k) plan up to 5% of eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
During their employment, our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2025. None of our named executive officers held restricted stock units as of December 31, 2025.

Name	Grant Date	Option Exercisable (#)	Option Unexercisable (#)	Exercise Price ($)	Option Expiration Date
Justin Cohen	12/8/2024	—	2,541,407	$9.38	12/8/2034
Chris Schenk	1/1/2024	77,374	309,496	$10.66	1/1/2034
Chris Schenk	1/1/2024	56,272	225,088	$21.32	1/1/2034
Chris Schenk	1/1/2024	56,272	225,088	$31.99	1/1/2034
Chris Schenk	1/1/2022	8,792	5,862	$10.66	1/1/2032
Chris Schenk	1/1/2022	—	21,981	$10.66	1/1/2032
Neelam Patel	12/8/2024	18,757	75,030	$10.66	12/8/2034

Executive Employment Arrangements
Justin Cohen
We entered into an employment agreement with Mr. Cohen, our Chief Executive Officer, in connection with our initial public offering (the “Cohen Employment Agreement”). The Cohen Employment Agreement provides that Mr. Cohen will initially be entitled to an annual base salary of $70,000, increasing to $200,000 on the first anniversary of the effective date of the Cohen Employment Agreement, and a discretionary annual bonus.
If Mr. Cohen is terminated by us without “cause” (as defined in the Cohen Employment Agreement), then, subject to his continued compliance with restrictive covenants to which he is subject and his timely execution and non-revocation of a release of claims in our favor, he is entitled to receive severance equal to 12 months of base salary continuation.

The Cohen Employment Agreement also contains a non-competition restriction that lasts for 12 months post- termination; provided, that the Company may reduce the length of such non-competition restriction in connection with a corresponding reduction to the base salary continuation provided as severance (but may not reduce it below 3 months), a non-solicitation restriction that lasts for 24 months post-termination, and standard confidentiality restrictions and provisions related to intellectual property protection.
Chris Schenk
We are party to a second amended and restated employment agreement (as amended and restated, the “Schenk Employment Agreement”) with Mr. Schenk pursuant to which he serves as our President and Chief Underwriting Officer. The Schenk Employment Agreement provides that, effective as of April 1, 2025, Mr. Schenk is entitled to an annual base salary of $550,000 and an annual target bonus opportunity of 100% of his annual base salary.
If Mr. Schenk is terminated by us without “cause” (as defined in the Schenk Employment Agreement), then, subject to his continued compliance with restrictive covenants to which he is subject and his timely execution and non-revocation of a release of claims in our favor, he is entitled to receive severance payments and benefits consisting of (i) 12 months of base salary continuation; (ii) any earned but unpaid bonus with respect to the calendar year prior to the year of termination; and (iii) a pro rata portion of his target bonus for the year of termination.
The Schenk Employment Agreement also contains a non-competition restriction that lasts for 12 months post-termination; provided, that the Company may reduce the length of such non-competition restriction in connection with a corresponding reduction to the base salary continuation provided as severance (but may not reduce it below 3 months), a non-solicitation restriction that lasts for 18 months post-termination, and standard confidentiality restrictions and provisions related to intellectual property protection.
Neelam Patel
We are party to an employment agreement (the “Patel Employment Agreement”) with Ms. Patel pursuant to which she serves as our Chief Financial Officer. In addition to providing for an annual target bonus opportunity of $500,000, the Patel Employment Agreement provides for an option award with respect to 93,787 shares in the Company (which was granted to her in 2024) and a one-time signing bonus of $75,000, which was subject to repayment by Ms. Patel in the event of her voluntary departure during the first 180 days following her start date.
If Ms. Patel is terminated by us without “cause” (as defined in the Patel Employment Agreement), then, subject to her continued compliance with restrictive covenants to which she is subject and her timely execution and non-revocation of a release of claims in our favor, Ms. Patel is entitled to receive severance payments and benefits consisting of (i) 6 months of base salary continuation; (ii) any earned but unpaid bonus with respect to the calendar year prior to the year of termination; (iii) a pro rata portion of her target bonus for the year of termination; and (iv) 6 months of subsidized COBRA coverage. In the event of Ms. Patel’s death prior to the end of her employment term (which is automatically extended for successive one year periods following completion of the initial two-year term unless 60 days’ notice is given), Ms. Patel’s estate will receive the payments set forth in (ii) and (iii) above, subject to the estate’s execution and non-revocation of a release of claims in our favor.
The Patel Employment Agreement also contains a non-competition restriction that lasts for 6 months post-termination; provided, that the Company may reduce the length of such non-competition restriction in connection with a corresponding reduction to the base salary continuation provided as severance (but may not reduce it below 3 months), a non-solicitation restriction that lasts for 24 months post-termination, and standard confidentiality restrictions and provisions related to intellectual property protection.
2025 Director Compensation
The table below shows all compensation to our non-employee directors during the year ended December 31, 2025. Justin Cohen, our Chief Executive Officer, is also a member of our board of directors, but he does not receive any additional compensation for his service as a director. Information regarding Mr. Cohen’s 2025 compensation is included in the “2025 Summary Compensation Table”, “Outstanding Equity Awards at 2025 Fiscal Year-End” table and associated narrative disclosure above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Stuart J. Zimmer	$—	$—	$—	$—
Tom Hulst	$100,000	$—	$—	$100,000
William Mercer	$100,000	$49,997	$—	$149,997
Robert C. Merton, Ph.D.	$100,000	$49,997	$—	$149,997
Mitchell Pressman	$—	$—	$—	$—
John (Jack) L. Sennott, Jr.	$100,000	$49,997	$—	$149,997

(1)This column represents the aggregate grant date fair value of the stock options granted in 2025, calculated in accordance with ASC Topic 718, rather than the amounts paid to or realized by the non-employee director. We provide information regarding the assumptions used to calculate the value of option awards in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K filed on March 6, 2026.
As of December 31, 2025, Tom Hulst held options to purchase 14,068 shares of common stock. William Mercer, Robert C. Merton, Ph.D., and John (Jack) L. Sennott, Jr. each held 2,941 unvested restricted stock units outstanding as of December 31, 2025, reflecting initial director grants made in connection with the Company’s initial public offering.
Non-Employee Director Compensation Program
Under the Company’s Non-Employee Director Compensation Program, each non-employee director is entitled to an annual cash retainer of $100,000, paid quarterly in arrears. Each person who is initially elected or appointed to the Board after the effectiveness of the program receives an initial grant of restricted stock units valued at $50,000, based on the 20-trading-day average closing price preceding the grant date, vesting in equal installments on each of the first three anniversaries of the grant date, subject to continued service.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain relationships and related party transactions
In addition to the director and executive officer compensation arrangements discussed above under “Executive and Director Compensation” the following is a description of transactions since January 1, 2025, to which we have been a party in which the amount involved exceeded or will exceed $120 thousand and in which any of our directors, executive officers, beneficial owners of more than 5% of our common stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Relationship with ZFSG
We have a strategic relationship with ZFSG, which owns a majority of the voting power of our common stock and whose affiliate, the Investment Manager, acts as the investment manager for a number of our investment portfolios. In particular, Stuart J. Zimmer, the Chair of our Board of Directors, is the Chief Executive Officer and founder of ZFSG and the Investment Manager, and Mitchell Pressman, a member of our Board of Directors, was the Chief Financial Officer of ZFSG and the Investment Manager in 2025. On April 2, 2025, Mr. Pressman was granted a cash-settled share appreciation right award by ZFSG relating to 46,893 of our shares, which represents the right to a cash payment equal to the increase in the value of a share over the base price of $10.66 per share on the fifth anniversary of the grant date, subject to Mr. Pressman’s continued provision of services to ZFSG or its affiliates through such date. The Company does not have any obligation to settle this award. In addition, Justin Cohen, our Chief Executive Officer (“CEO”) and a member of our board of directors, was an employee of the Investment Manager until June 10, 2025 and serves as a member of or observer on the boards of managers of certain ZFSG affiliates, including the board of directors of Zimmer Insurance Services (“ZIS”) and ZFSG.

Historical shared overhead
Employee services
From time to time, employees of ZFSG subsidiaries have provided services to us in connection with the development of our business and we have not historically had formal arrangements relating to such services outside of the Management & Cost Sharing Agreement, effective September 30, 2023, with ZIS, a wholly owned subsidiary of ZFSG (the “MCSA”), as described below under “—Management & Cost Sharing Agreement.” On June 10, 2025, we entered into a Shared Services Agreement with ZFSG relating to certain services and other matters as described below under “—Shared Services Agreement.”
Use of New York City office space
Prior to June 10, 2025, the Investment Manager provided us and our employees with ad-hoc access to and use of its office spaces in New York City at no cost. Following June 10, 2025, use of such facilities became subject to the terms of the Shared Services Agreement described below under “—Shared Services Agreement.”
Management & Cost Sharing Agreement
Effective September 30, 2023, we entered into the MCSA with ZIS, a wholly owned subsidiary of ZFSG.Pursuant to the MCSA, ZIS makes available to us certain personnel and services, including employee benefit administration services. Under the MCSA, we agree to contribute to the operating costs and expenses of ZIS in proportion to, and to the extent that we and our subsidiaries use such services, as invoiced to us by ZIS. We also agree that assets may be transferred between us and ZIS upon payment of the fair market value for such assets, as determined by us. The MCSA may be terminated for any reason upon 90 days’ notice or, in the event of a breach of the MCSA, following a written 30-day notice and cure period if the breach has not been cured. The MCSA may also be terminated immediately if required by the Delaware Insurance Commissioner. Under the MCSA, ZIS provides certain indemnities to us and our employees and affiliates. We did not record any allocated expense under the MCSA for the year ended December 31, 2025.
Shared Services Agreement
We entered into a Shared Services Agreement with ZFSG on June 10, 2025 (the “Shared Services Agreement”), pursuant to which ZFSG provides us with certain services, including but not limited to, human resources, tax, legal and corporate secretary, transaction advisory, information technology, internal audit, investment accounting, investor relations and actuarial services. The Shared Services Agreement provides that ZFSG will be reimbursed on a quarterly basis for such services on a “cost plus” basis, including pursuant to allocation methodologies to be specified therein. We will also reimburse ZFSG for its allocable share of any reasonable, documented out-of-pocket expenses actually incurred by ZFSG in the course of performing the services under the Shared Services Agreement. The Shared Services Agreement also permits us to make use from time to time of ZFSG’s office space and facilities at 9 West 57th Street, New York, New York. The term of the Shared Services Agreement is five years, and will automatically renew for two-year periods thereafter unless either party provides the other party with 90 days’ written notice before expiration of its intention not to renew. If either party is in material breach of the Shared Services Agreement, the other party may terminate the agreement at the end of a written 30-day period if such breach has not been cured. Notwithstanding the foregoing, the Shared Services Agreement will be automatically terminated if ZFSG ceases to be our affiliate unless ZFSG provides prior written notice waiving such automatic termination. Our expense related to the Shared Services Agreement was $0.2 million for the year ended December 31, 2025.
Employee matters
Dual employment arrangements
Mr. Cohen entered into an employment agreement with the Investment Manager on February 4, 2020, which was terminated on June 10, 2025. As a result of such termination and his termination of employment with the Investment Manager, Mr. Cohen received severance from the Investment Manager in accordance with the terms of his employment agreement with the Investment Manager, consisting of a lump sum cash payment equal to $690 thousand, plus a pro rated annual performance bonus for 2025. Mr. Cohen received compensation from the Investment Manager in his role as an employee of the Investment Manager in accordance with the terms of such employment agreement with the Investment Manager.

Consulting agreements
On May 16, 2025, ZFSG entered into a consulting agreement with our CEO related to services Mr. Cohen provided to a subsidiary of ZFSG unrelated to the Company. In 2025, Mr. Cohen received $700 thousand in consulting fees in connection with such services with the remaining $300 thousand of consulting fees pursuant to such agreement to be paid in 2026.
Board Letters
On June 30, 2025, ZFSG entered into a letter agreement with our CEO, appointing him as a board observer for ZFSG (the “ZFSG Board Letter”), and ZIS entered into a letter agreement with Mr. Cohen appointing him as a director for ZIS (the “ZIS Board Letter”). Under each of the ZFSG Board Letter and ZIS Board Letter, Mr. Cohen will receive a fee of $125 thousand per annum, pro-rated for partial years of service starting in 2027. ZIS and ZFSG may terminate their respective agreements at any time without notice. On July 25, 2025, ZFSG made a payment of $125 thousand to Mr. Cohen under the ZFSG Board Letter and ZIS made a payment of $125 thousand to Mr. Cohen under the ZIS Board Letter.
Health insurance
Starting on October 1, 2024, our employees participate in a self-insured healthcare plan sponsored by ZIS. ZIS provides insurance to our employees pursuant to such plan and certain ancillary benefits. Ategrity Specialty Insurance Company (“Ategrity Specialty”) made contributions of $2.4 million toward the employer portion of insurance premiums for the benefit of its employees during the year ended December 31, 2025.
Scottsdale, Arizona office sublease
We lease approximately 23,490 square feet of office space in Scottsdale, Arizona from an unrelated third party pursuant to a lease that expires in 2028. On July 1, 2022, we entered into a Sublease Agreement with ZFSG whereby ZFSG subleases such office space from us. We received and recorded sublease fees from ZFSG of $0.8 million for the year ended December 31, 2025.
Capital structure
LLC Agreement
Our pre-initial public offering unit holders entered into the Amended and Restated Limited Liability Company Agreement, dated April 1, 2018 (the “LLC Agreement”), which governed our operations prior to our corporate conversion. The LLC Agreement has been terminated in connection with the corporate conversion, but certain limited indemnification, exculpation, and confidentiality provisions of the LLC Agreement survive such termination.
Capital contributions and withdrawals
In January 2025, ZFSG made an in-kind contribution of $20 million in principal amount of U.S. Treasury Notes with a fair market value of $20 million to us and received 2,010,432 shares. In April 2025, ZFSG made a cash contribution of $0.7 million and received 65,641 of our shares in connection with the repurchase on April 4, 2025, of 65,641 shares from certain unit holders for an aggregate purchase price of $0.7 million. In May 2025, ZFSG made a cash contribution of $2.0 million and received 191,447 of our shares in connection with the repurchase on May 27, 2025, of 191,447 shares from a stockholder for an aggregate purchase price of $2.0 million.
Tax Allocation Agreement
We have historically been included in the consolidated federal income tax return of ZFSG. On April 1, 2018, we, Ategrity Specialty and Ategrity Specialty Insurance Limited entered into a Tax Allocation Agreement with ZFSG (the “Tax Agreement”), which governs the allocation of consolidated tax liability among the parties to the agreement, the reimbursement of ZFSG for payments of such liabilities, the compensation of affiliated companies of ZFSG for the use of its tax attributes and the allocation of refunds or subsequent adjustments to tax liabilities. We and our subsidiaries paid a net amount of $42.9 million for the year ended December 31, 2025. The amount payable to ZFSG pursuant to the Tax Agreement was $8.1 million as of December 31, 2025.

Investment management
Utility & Infrastructure Investments
Utility Limited Partnership Agreement
On April 1, 2018, we entered into the Amended and Restated Limited Partnership Agreement (the “Utility Limited Partnership Agreement”) of ZP Utility Insurance Fund, L.P. (the “Utility Limited Partnership”). The Utility Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the Utility Limited Partnership invests substantially all of its assets in ZP Master Utility Fund, Ltd. (the “Absolute Return Utility & Infrastructure Fund”). ZP Utility Insurance GP, LLC (the “Utility General Partner”) is responsible for the investment decisions of the Utility Limited Partnership. The Investment Manager, an affiliate of ZFSG, is the investment manager of the Absolute Return Utility & Infrastructure Fund and the Utility Limited Partnership.
The Utility General Partner, an affiliate of ZFSG, is the general partner of the Utility Limited Partnership and is responsible for the investment decisions of the Utility Limited Partnership, including the appointment of the investment manager of the Utility Limited Partnership. The Utility General Partner owned less than 1% of the Utility Limited Partnership as of December 31, 2025.
Under the terms of the Utility Limited Partnership Agreement, the Utility General Partner is entitled to an incentive fee allocation equal to 20% of the Utility Limited Partnership’s net profits (the “Incentive Fee”). Such Incentive Fee is subject to a cap in any given year of the excess of 20% of the Utility Limited Partnership’s net profits less the sum of all of the Utility Limited Partnership’s prior year net losses that were not subsequently offset by prior year net profits, as adjusted for withdrawals. The Incentive Fee for the Utility Limited Partnership was $0 for the year ended December 31, 2025.
Under the terms of the Utility Limited Partnership Agreement, the Utility Limited Partnership is responsible for paying certain fund expenses.
Pursuant to the Utility Limited Partnership Agreement, the Utility Limited Partnership has a quarterly liquidity option at the end of the quarter upon 45 days written notice:
•to the extent required to pay insurance claims, but only to the extent other funds are not available for such purpose;
•to the extent required to pay for reasonable operating expenses as may be determined by the board of directors but only to the extent other funds are not available for such purpose;
•in the event we receive a notification from A.M. Best that such withdrawal is required to maintain our financial strength rating of at least A-, or
•in the event we are required to diversify assets pursuant to a law, order, or regulation. The Utility General Partner may withdraw all or a portion of its capital account at any time.
For additional information, please see “Related Party Loan.”
Utility Limited Partnership IMA
The Utility Limited Partnership entered into an Investment Management Agreement, dated April 1, 2018 (the “Utility Limited Partnership IMA”), with the Investment Manager, pursuant to which the Utility General Partner appointed the Investment Manager to manage its assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolio, subject to the Investment Guidelines set forth therein. The Investment Manager is paid a quarterly fixed fee of 50 basis points (i.e., 0.5%) per quarter of the balance of each limited partner’s capital account (the “Fixed Fee”). The Fixed Fee for the Utility Limited Partnership was $1.7 million for the year ended December 31, 2025. The Investment Manager waived Fixed Fees of $2.6 million due under the Utility Limited Partnership IMA during the six months ended June 30, 2025.
The Utility Limited Partnership IMA will remain in effect until April 1, 2026, subject to automatic renewal for additional successive three-year periods and may be terminated by any party thereto upon 60 days’ prior written notice to the end of the initial term or the end of any automatic renewal date.

Pursuant to the Utility Limited Partnership IMA, the Utility Limited Partnership will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance.

MidCap Limited Partnership Agreement
On January 1, 2025, we entered into the Amended and Restated Limited Partnership Agreement (the “MidCap Limited Partnership Agreement”) of ZP MidCap Fund, L.P. (the “MidCap Limited Partnership”) and a related side letter. The MidCap Limited Partnership operates as a feeder fund in a “master-feeder” structure, in which the MidCap Limited Partnership invests substantially all of its assets in ZP Master MidCap Fund, Ltd. (the “Absolute Return MidCap Fund”).
ZP MidCap GP, LLC (the “MidCap General Partner”), an affiliate of ZFSG, is the general partner of the MidCap Limited Partnership and is responsible for the investment decisions of the MidCap Limited Partnership, including the appointment of the investment manager of the MidCap Limited Partnership. The Investment Manager, an affiliate of ZFSG, is the investment manager of the Absolute Return MidCap Fund and the MidCap Limited Partnership.
Under the terms of the MidCap Limited Partnership Agreement, the MidCap General Partner is entitled to an incentive fee allocation equal to 20% of the MidCap Limited Partnership’s net profits (the “Incentive Fee”). Such Incentive Fee is subject to a cap in any given year of the excess of 20% of the MidCap Limited Partnership’s net profits less the sum of all of the MidCap Limited Partnership’s prior year net losses that were not subsequently offset by prior year net profits, as adjusted for withdrawals. Such Incentive Fee increases to 30% of the MidCap Limited Partnership’s net profits above a 15% annualized return hurdle.
Under the terms of the MidCap Limited Partnership Agreement, the MidCap Limited Partnership is responsible for paying certain fund expenses.
Pursuant to the MidCap Limited Partnership Agreement, subject to the conditions set forth below, we are permitted to redeem 25% of our capital in the MidCap Limited Partnership at the end of a quarter upon 75 days’ notice. After such redemption, we may withdraw the remainder of our capital in equal installments for successive calendar quarters upon at least 75 days’ notice. A withdrawal made prior to the last business day of the third full calendar quarter occurring on or after the day immediately preceding the date on which our capital contribution was made will be subject to a withdrawal reduction of 3.75% of the gross withdrawal proceeds attributable to such capital. We are permitted to redeem in accordance with such schedule to the extent required to pay insurance claims, but only to the extent other funds are not available for such purpose (provided that a liquidity buffer of an amount as may be mutually agreed between Zimmer Partners and the Company shall not be considered as funds otherwise available for such purpose); to the extent required to pay for reasonable operating expenses as may be determined by the board of directors but only to the extent other funds are not available for such purpose; in the event we receive a notification from A.M. Best that such withdrawal is required to maintain our financial strength rating of at least A-; or in the event we are required to diversify assets pursuant to a law, order, or regulation.
The MidCap General Partner may withdraw all or a portion of its capital account at any time.
MidCap Limited Partnership IMA
The MidCap Limited Partnership entered into an Investment Management Agreement, dated April 1, 2020 (the “MidCap Limited Partnership IMA”), with the Investment Manager, pursuant to which the MidCap General Partner appointed the Investment Manager to manage its assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolio, subject to the Investment Guidelines set forth therein. The Investment Manager is paid a quarterly fixed fee computed at an annual rate of 2.0% (i.e., 0.5% per quarter) of the balance of the capital account of each feeder fund (the “Fixed Fee”).
The Fixed Fee for the MidCap Limited Partnership was $0 for the year ended December 31, 2025.
The MidCap Limited Partnership IMA has a one-year term ending on December 31 of each calendar year, is subject to automatic renewal for additional successive one-year periods and may be terminated by any party thereto upon 60 days’ prior written notice to the end of any automatic renewal date.

Pursuant to the MidCap Limited Partnership IMA, the MidCap Limited Partnership will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance.
Fixed income investment management agreements
Ategrity Specialty Insurance Limited IMAs
Ategrity Specialty Insurance Limited, (“Ategrity Ltd”) entered into an Amended & Restated Investment Management Agreement, dated October 1, 2024 and an Investment Management Agreement, dated December 1, 2024 (as amended, the “Ategrity Ltd IMAs”), with the Investment Manager, pursuant to which Ategrity Ltd appointed the Investment Manager to manage portfolios of assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolios, subject to the Investment Guidelines set forth in each Ategrity Ltd IMA. The Ategrity Ltd IMAs will remain in effect until December 31, 2027, subject in each case to automatic renewal for additional successive three year periods, and may be terminated by any party thereto upon 60 days’ written notice prior to the end of the applicable term. Ategrity Ltd may change the Investment Guidelines at any time or withdraw any or all of the assets in the portfolio upon five business days’ prior written notice for certain specified uses.
Each Ategrity Ltd IMA provides that the Investment Manager will be paid, on a quarterly basis, a fee equal to 5 basis points (0.05%) per quarter of the adjusted net asset value. For the initial term of the Ategrity Ltd IMA, this fee is reduced to 1.25 basis points (0.0125%) per quarter. Ategrity Ltd is responsible for payment of certain of the Investment Manager’s expenses, costs, and external fees as outlined in the Ategrity Ltd IMAs. The fee incurred pursuant to the Ategrity Ltd IMAs was $216 thousand and Ategrity Ltd reimbursed expenses of the Investment Manager of $0 for the year ended December 31, 2025.
Pursuant to each Ategrity Ltd IMA, Ategrity Ltd will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance. The Investment Manager agrees to indemnify and hold harmless Ategrity Ltd and certain of its affiliates as a direct result of the Investment Manager’s gross negligence, willful malfeasance, or reckless disregard of its obligations and duties.
HoldCo IMA
We have entered into an Amended & Restated Investment Management Agreement, dated October 1, 2024 (as amended, the “HoldCo IMA”), with the Investment Manager, pursuant to which we appointed the Investment Manager to manage a portfolio of assets and granted the Investment Manager the full and exclusive authority and discretion to effect investment transactions through the portfolio, subject to the Investment Guidelines set forth therein. The HoldCo IMA will remain in effect until December 31, 2027, subject to automatic renewal for additional successive three year periods, and may be terminated by any party thereto upon 60 days’ written notice prior to the end of the applicable term. We may change the Investment Guidelines at any time or withdraw any or all of the assets in the portfolio upon five business days’ prior written notice for certain specified uses.
The HoldCo IMA provides that the Investment Manager will be paid, on a quarterly basis, a fee equal to 5 basis points (0.05%) per quarter of the adjusted net asset value. For the initial term of the HoldCo IMA, this fee is reduced to 1.25 basis points (0.0125%) per quarter. We are responsible for payment of certain of the Investment Manager’s expenses, costs, and external fees as outlined in the HoldCo IMA. The fee incurred pursuant to the HoldCo IMA was $53 thousand and we reimbursed expenses of the Investment Manager of $0 for the year ended December 31, 2025.
Pursuant to the HoldCo IMA, we will exculpate, indemnify, and hold harmless the Investment Manager and certain of its affiliates, except to the extent arising from losses caused by such indemnified party’s gross negligence or willful malfeasance.
Related Party Loan
On March 31, 2025, the Company and Ategrity Ltd, redeemed $94.0 million in the aggregate from our investments in the Utility Limited Partnership (which had previously invested such funds in the Absolute Return Utility & Infrastructure Fund managed by the Investment Manager) and on March 31, 2025, the Company and Ategrity Ltd, as lenders, executed the ZIS Loan with ZIS, an employee medical benefits company that is wholly owned by ZFSG, as the borrower, with an effective date of April 1, 2025 and the Guaranty and Pledge Agreement with ZFSG. ZIS used the proceeds from the loan to purchase $94.0 million of Feeder Fund interests (calculated based on the March 31, 2025 net asset value of the Absolute Return Utility & Infrastructure Fund). The ZIS Loan is secured by the shares ZFSG holds in ZIS and by 1,500,588 shares of our common stock held by ZFSG. The ZIS Loan accrues interest at a rate of 5.5%, payable annually in cash. The ZIS Loan matures on April 30, 2032. ZIS has the option to prepay the ZIS Loan at any time, in whole or in part, without penalty or premium. The ZIS Loan is guaranteed by ZFSG. The ZIS Loan is subject to customary negative and affirmative covenants, including a negative pledge on the collateral for the ZIS Loan. ZFSG’s guarantee of the ZIS Loan is expressly subordinated to any and all debts, liabilities and other obligations owing to the lenders to the Investment Manager’s credit facility by its terms. As of December 31, 2025, accrued interest on the ZIS Loan was $2.9 million.
Advisory Fee
On March 31, 2025, ZFSG paid us an advisory fee equal to $940 thousand pursuant to our advisory fee letter with ZFSG relating to certain advisory services provided by us to ZFSG.
IPO Costs Letter Agreement
On June 30, 2025, the Company and ZFSG entered into a letter agreement pursuant to which ZFSG agreed to offset a portion of the incremental expenses incurred by the Company in connection with preparing for and executing the IPO. The one-time payment of $300 thousand was made by ZFSG to the Company on June 30, 2025.
Technology Transactions
We entered into certain technology transactions (the “Technology Transactions”) effective January 1, 2023, with ZFSG and Zimmer Technology Group LLC (“ZTG”).
Technology Transactions agreement
As part of the Technology Transactions, we obtained a license to continue using certain software and technologies as part of our operations for one year at a cost of $750 thousand per annum, with a right to renew the license for additional one-year periods. We agreed to provide services relating to the assets to ZTG for an initial one-year term with the actual internal and external costs incurred by us in performing the services to be paid by ZTG.
We entered into a Technology Transactions Agreement effective January 1, 2023, and the related schedules, whereby (i) we agreed to sell, assign, grant, convey, and transfer certain software to ZTG for a fee of $13.5 million, (ii) ZTG granted to us a worldwide right and license under all applicable intellectual property rights to use such software for a fee of $750 thousand payable in equal quarterly installments of $188 thousand, with a right to renew the license for additional one-year periods, and (iii) we agreed to work with third-party vendors to develop proposals to provide supporting infrastructure, support services, ongoing maintenance, and continued development of such software for the benefit of ZTG. In the event that ZTG chooses to approve any proposals developed at our request, ZTG agreed to bear all third-party costs for such development. Where ZTG has not paid such costs directly to the applicable third-party vendor(s), ZTG shall pay such costs as fees to us.
The following amounts were recorded in the year ended December 31, 2025, related to the Technology Transactions: (a) $1.0 million of interest income on the Promissory Note (included in net investment income); (b) $0.8 million of licensing fee expense; (c) $2.9 million of service charges billed to ZTG; and (d) a principal repayment of $1.0 million of the Promissory Note received from ZFSG on September 26, 2025.
As of December 31, 2025, the receivable from ZTG was $0.6 million, and the payable to ZTG was $0.2 million.
AtegrityOne Transaction
We entered into a transaction with ZTG, effective April 1, 2025, to acquire certain technology assets developed by or on behalf of ZTG for Ategrity Specialty after the date of the Technology Transactions, including the rights to the AtegrityOne software, for the purchase price of $3.2 million, which was paid following a redemption on March 31, 2025, of our interests in the Absolute Return Utility & Infrastructure Fund in such amount.

Promissory note
As part of the Technology Transactions, in consideration for the assets acquired by ZTG, ZFSG issued a promissory note to Ategrity Specialty bearing interest at 7.42% per annum with a maturity date of December 31, 2029 (the “ZFSG Promissory Note”).
As of December 31, 2025, the balance of the ZFSG Promissory Note was $12.5 million. ZFSG paid interest on the promissory note of $1.0 million in the year ended December 31, 2025.
Stockholders’ agreement
Following the pricing of the offering, we entered into a stockholders’ agreement with ZFSG (the “Stockholders’ Agreement”). Pursuant to such Stockholders’ Agreement, ZFSG has the right, among other rights, to designate a specified number of directors to be nominated for election to our Board of Directors, based on ZFSG and its affiliates’ ownership percentages below, calculated using the total shares of our common stock outstanding at such time:

Percentage	Director Nominees
40% or greater	4
<40% but ≥ 30%	3
<30% but ≥ 20%	2
<20% but ≥ 10%	1
Less than 10%	—

ZFSG has the exclusive right to fill vacancies for its designees whether as a result of the resignation, death, or removal of such director. Upon any increase in the number of directors on the board, ZFSG will have the right to designate a proportional number of persons for nomination and election to our Board of Directors (rounded up to the nearest whole, even number) as prior to such increase. Pursuant to the terms of the Stockholders’ Agreement and the bylaws, ZFSG will also have the right, for so long as ZFSG and its affiliates own at least 25% of the shares outstanding, to nominate the Chair and Vice Chair of the Board of Directors from the directors elected. ZFSG also has the right to appoint one director from the directors elected on each committee of the Board of Directors to the extent not prohibited by applicable law or stock exchange regulations.
The Stockholders’ Agreement also contains provisions that require us to register, under the federal securities laws the offer and sale of shares of our common stock held by ZFSG and certain of its affiliates, including shares underlying warrants held by ZFSG, upon demand thereof. The agreement also grants ZFSG and certain of its affiliates the opportunity to include its shares, including shares underlying warrants held by ZFSG, in any registration statement filed by us in connection with a subsequent public offering of our equity securities (customarily known as “piggyback rights”). These registration rights are subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. The Stockholders’ Agreement also contains customary indemnification and contribution provisions with respect to the registration rights contained therein.
Indemnification agreements
In connection with the consummation of our initial public offering, we entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest, and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We believe that these indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help us to attract and retain qualified persons as directors and officers.
Directed Share Program
The underwriters of the initial public offering reserved for sale, at the initial public offering price, up to 7% of the shares offered by the Company’s final prospectus on Form 424(b) filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2025 (the “Prospectus”), excluding the additional shares that the underwriters had an option to purchase, for sale to certain of the Company’s employees, certain of the Company’s directors and certain other parties. J.P. Morgan Securities LLC (“JPM”) administered this directed share program and the Company will indemnify JPM in connection with the directed share program. The underwriters were not entitled to any additional commission with respect to shares sold pursuant to the directed share program. For the year ended December 31, 2025, 295,700 shares were sold under the directed share program for an aggregate price of $5.0 million. No further shares are expected to be sold under the directed share program.
Policy concerning related party transactions
Our Board of Directors adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120 thousand, and one of our executive officers, directors, or beneficial owners (including, and in the aggregate with, their immediate family members) of more than 5% of our common stock is implicated, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer (or his or her designee). The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee is expected to take into consideration the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products, and, if applicable, the impact on director’s independence.
Whenever practicable, the reporting, review, and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related person transaction retroactively.
Certain types of transactions are deemed pre-approved pursuant to our written policies concerning related party transactions. In particular, for operational and administrative ease, certain transactions with ZFSG and its affiliates that fit within the defined parameters below for transactions that are consistent with our investment strategies and investment management relationships will be pre-approved by the Audit Committee pursuant to such policies and will not require additional approval by the Audit Committee as a result. As described below, these exceptions include specific arrangements under which we may engage ZFSG or its affiliates in an investment management or advisory capacity without prior Audit Committee review or approval. The following transactions, among others, are expressly included as pre-approved transactions and do not require the consent or review of the Audit Committee:
•Any investment or upsize of an existing investment by us in any investment fund or other investment vehicle whose investment activities are managed or advised, directly or indirectly, by an entity whose general partner or managing member is owned, directly or indirectly, by ZFSG or by one or more of ZFSG’s subsidiaries (each, a “Zimmer Vehicle”); provided, that such investment is an existing investment or is a new investment that provides us with a most favored nations clause or the same or better terms, taken as a whole with respect to such Zimmer Vehicle, as those applicable to other investors in the same Zimmer Vehicle who invested an amount in such fund equal to or less than that invested by us (without consideration of any terms (“Designated Terms”) that are offered to employees of ZFSG and their relatives (“Designated Investors”)); and provided further that such investment or investments by us represent no more than 80% of the outstanding or expected equity interests of such Zimmer Vehicle which percentage, with respect to any Zimmer Vehicle with a master-feeder structure, shall be calculated at the master fund level;

•Any upsizing of an existing investment by us or Ategrity Ltd in the ZIS Loan, so long as the percent increase in size does not exceed the growth rate of our total invested assets in any period;
•Entering into any investment management agreement (“IMA”) with ZFSG so long as (i) such agreement is on terms in the aggregate (including expense reimbursement and indemnities) materially consistent with IMAs existing on the date hereof or otherwise no less favorable to us than customary market terms (excluding the fees charged under the IMA); and (ii) either (a) for fixed income IMAs, the rates on assets under management (“AUM”) under such agreement do not exceed 75 basis points per annum; or (b) for all other products, (1) management fees earned by ZFSG shall not exceed 2% of assets or commitment, as applicable, and (2) carried interest or performance fees earned by ZFSG for any such investment shall not exceed 20% of the profits; provided that the carried interest or performance fee may step up to 30% if performance exceeds a specified performance hurdle;
•Amending an IMA currently in effect or entering into a new IMA, in each case, for the purpose of adding new investment guidelines or terms as directed by our CEO on terms not more economically favorable in the aggregate to ZFSG than those in the IMA which is currently in effect, unless, such IMA or amendment imposes any new fee or increases the rate at which fees are charged (except as otherwise permitted under the bullet below);
•Any increase in the fee rates on AUM charged to us with respect to any Zimmer Vehicle or IMA as long as such increase would not cause the fee rate on AUM charged to us with respect to such Zimmer Vehicle or IMA to increase over any one-year period by more than the greater of (x) 5% and (y) the then-current Consumer Price Index for All Urban Consumers;
•Any transfer of our equity securities among ZFSG and its affiliates;
•The performance in accordance with its terms of any agreement validly entered into with ZFSG and in existence as of the date of this offering;
•The performance by employees of ZFSG of any services for us that are designated as “dual hatted” services pursuant to any arrangements then in place for the purpose of governing such arrangements; and
•Any auto-renewal of the term of any investment in a Zimmer Vehicle or IMA.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
Stockholder proposals intended to be presented at the 2027 annual meeting of stockholders and included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of the Company at our principal executive offices no later than December 30, 2026.

In addition, our Bylaws establish advance-notice procedures for stockholder nominations for election to the Board of Directors and for business to be brought before an annual meeting outside of Rule 14a-8. Our Bylaws require, among other things, that written notice from the stockholder of record of their intent to present such proposal or nomination be delivered to, or mailed and received at, our principal executive offices not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2027 Annual Meeting of Stockholders no earlier than the close of business on February 9, 2027, and no later than the close of business on March 11, 2027. The notice must contain the information required by our Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after June 9, 2027, then our Secretary must receive such written notice not earlier than the 120th day prior to the 2027 Annual Meeting of Stockholders and not later than the later of the 90th day prior to the 2027 Annual Meeting of Stockholders or the 10th day following the day on which public disclosure of the date of such meeting is first made by us.
In addition, any notice of director nomination submitted to the Company pursuant to our bylaws must include the additional information required by Rule 14a-19 under the Securities Exchange Act of 1934 (the SEC's universal proxy rules). We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

EXPENSES AND SOLICITATION
The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, email, and facsimile by our directors, officers, and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians, and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians, and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2027 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.
OTHER MATTERS
The Board knows of no other matters that are expected to be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by proxies in accordance with their best judgment.
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, including financial statements and schedules but not including exhibits, will be sent to any stockholder without charge upon written request addressed to: Secretary, Ategrity Specialty Insurance Company Holdings, 9 West 57th Street, 33rd Floor, New York, New York 10019. Copies of exhibits to our Annual Report on Form 10-K will be furnished upon payment of a reasonable fee. You may also access our Annual Report on Form 10-K on the SEC’s website at www.sec.gov.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors,
/s/ Eric Crespolini
Eric Crespolini
General Counsel
April 30, 2026
New York, New York

Ategrity

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V96340-P52839 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATEGRITY SPECIALTY INSURANCE COMPANY HOLDINGS

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Stuart J. Zimmer	☐	☐	☐
1b. Justin Cohen	☐	☐	☐
1c. Tom Hulst	☐	☐	☐
1d. William Mercer	☐	☐	☐
1e. Robert C. Merton, Ph.D.	☐	☐	☐
1f. Mitchell Pressman	☐	☐	☐
1g. John (Jack) L. Sennott, Jr.	☐	☐	☐

	For	Against	Abstain
2. Ratification of Independent Registered Public Accounting Firm for the Fiscal Year 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the Form 10-K are available at www.proxyvote.com.

V96341-P52839

ATEGRITY SPECIALTY INSURANCE COMPANY HOLDINGS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2026 11:00 AM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Justin Cohen, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of ATEGRITY SPECIALTY INSURANCE COMPANY HOLDINGS that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET, on June 9, 2026, virtually at www.virtualshareholdermeeting.com/ASIC2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side